Exhibit 99.1

Moelis & Company Reports Record Second Quarter and First Half 2021 Financial Results;

Increases Regular Quarterly Dividend 9% to $0.60 Per Share and

Board Approves Share Repurchase Authorization Increase of $100 million

Record Second Quarter and First Half Revenues and Earnings Per Share

•	Second quarter revenues of $360.9 million, up 126% from the same period of 2020

•	First half revenues of $624.8 million, up 99% from the first half of 2020

•

GAAP net income of $1.17 per share (diluted) for the second quarter of 2021 and $2.17 per share (diluted) for the first half; Adjusted net income of $1.19 per share (diluted) for the second quarter of 2021 and $2.21 per share (diluted) for the first half

•	Second quarter 2021 adjusted pre-tax margin of 34% versus (11%) in the prior year period; first half 2021 adjusted pre-tax margin of 31% versus 3% in the prior year period

•	Continued to execute on organic growth strategy:

—	Added 11 Managing Directors year-to-date through internal development and key external hires; strong pipeline of 2021 Managing Director hires

—	Includes one recently announced Managing Director in the U.S. to further expand our capital markets team and strengthen our distribution capabilities

•	Strong balance sheet with cash and short term investments of $280.7 million and no debt or goodwill

—	Declared quarterly dividend of $0.60 per share; second regular increase over the past three quarters

—	During the second quarter, we repurchased 0.4 million shares of our common stock in the open market; repurchased 1.8 million shares year-to-date

—	Board of Directors authorized an increase of $100 million in share repurchases; total remaining share buyback capacity of approximately $150 million

NEW YORK, July 21, 2021 – Moelis & Company (NYSE: MC) today reported financial results for the second quarter ended June 30, 2021. The Firm’s second quarter revenues of $360.9 million increased 126% over the prior year period and represented our second largest quarter of revenues ever. The Firm reported second quarter 2021 GAAP net income of $93.2 million, or $1.17 per share (diluted). On an Adjusted basis, the Firm reported net income of $90.0 million or $1.19 per share (diluted) for the second quarter of 2021, which compares with a net loss of ($7.4) million or ($0.11) per share (diluted) in the prior year period.

Record first half 2021 revenues were $624.8 million and represented an increase of 99% over the prior year period. GAAP net income for the period was $169.0 million, or $2.17 per share (diluted), as compared with $21.1 million, or $0.33 per share (diluted), in the prior year period. On an Adjusted basis, the Firm reported net income of $166.1 million, or $2.21 per share (diluted), in the first half of 2021, as compared with $23.8 million, or $0.34 per share (diluted), in the prior year period. GAAP and Adjusted net income in the first half of 2021 include net tax benefits of $0.26 per share and $0.27 per share, respectively, related to the settlement of share based awards.

“Our record second quarter and first half performance was a result of the investments that we made in our franchise over the last ten years. By investing in our people and creating a self-generating system of talent, I believe that we are extremely well positioned to continue to take market share, and sustain high levels of activity over the near and long-term,” said Ken Moelis, Chairman and Chief Executive Officer.

“By executing on our strategy of profitable organic growth and focus on cost discipline, we have generated powerful earnings growth and consistent and strong cash flow as demonstrated by the 9% increase in our regular dividend to $0.60 per share, the second increase in the past three quarters. Coupled with record levels of open market share repurchases in the first half of 2021, we have continued to efficiently return a significant amount of capital to shareholders.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Currently 89% of the operating partnership (Moelis & Company Group LP) is owned by the corporate partner (Moelis & Company) and is subject to corporate U.S. federal and state income tax. The remaining 11% is owned by other partners of Moelis & Company Group LP and is primarily subject to U.S. federal tax at the partner level (certain state and local and foreign income taxes are incurred at the company level). The Adjusted results included herein apply certain adjustments from our GAAP results, including the assumption that 100% of the Firm’s second quarter operating result was taxed at our corporate effective tax rate. We believe the Adjusted results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results. A reconciliation between our GAAP results and our Adjusted results is presented in the Appendix to this press release.

GAAP and Adjusted (non-GAAP) Selected Financial Data (Unaudited)

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended June 30,
($ in thousands except per share data)	2021	2020	2021 vs. 2020 Variance	2021	2020	2021 vs. 2020 Variance

Revenues	$360,907	$159,938	126%	$360,907	$159,938	126%
Income (loss) before income taxes	120,980	(20,429)	N/M	120,980	(17,579)	N/M
Provision (benefit) for income taxes	27,778	(11,385)	N/M	31,022	(10,150)	N/M

Net income (loss)	93,202	(9,044)	N/M	89,958	(7,429)	N/M

Net income (loss) attributable to noncontrolling interests	13,861	(3,312)	N/M	-	-	N/M

Net income (loss) attributable to Moelis & Company	$79,341	$(5,732)	N/M	$89,958	$(7,429)	N/M

Diluted earnings (loss) per share	$1.17	$(0.10)	N/M	$1.19	$(0.11)	N/M

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	GAAP			Adjusted (non-GAAP)*
	Six Months Ended June 30,
($ in thousands except per share data)	2021	2020	2021 vs. 2020 Variance	2021	2020	2021 vs. 2020 Variance

Revenues	$624,773	$313,644	99%	$624,773	$313,644	99%
Income (loss) before income taxes	196,602	2,353	8,255%	196,602	8,088	2,331%
Provision (benefit) for income taxes	27,602	(18,729)	N/M	30,485	(15,735)	N/M

Net income (loss)	169,000	21,082	702%	166,117	23,823	597%

Net income (loss) attributable to noncontrolling interests	23,130	1,684	1,274%	-	-	N/M

Net income (loss) attributable to Moelis & Company	$145,870	$19,398	652%	$166,117	$23,823	597%

Diluted earnings per share	$2.17	$0.33	558%	$2.21	$0.34	550%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Revenues

We earned revenues of $360.9 million in the second quarter of 2021, as compared with $159.9 million in the prior year period, representing an increase of 126% and our second largest quarter of revenues on record. This compares favorably with a 65%1 increase in the number of global completed M&A transactions in the same period. Our growth during the period was primarily driven by a significant increase in the number of transaction completions as compared with the prior year period, with particular strength in our M&A activity and solid levels of restructuring and capital markets activity.

For the first half of 2021, we earned record revenues of $624.8 million, as compared with $313.6 million in the same period of 2020, or an increase of 99%. The increase in our first half year revenues reflects growth across all products and regions.

[1] Source: Refinitiv F/K/A Thomson Financial as of July 6, 2021; includes all transactions greater than $100 million in value

We continued to execute on our strategy of organic growth. Since our last earnings release, we announced the hiring of a Managing Director in the United States to expand our capital markets team and enhance our distribution capabilities. This most recent hire augments the two senior hires on the capital markets team that we made in the fall of 2020.

Expenses

The following tables set forth information relating to the Firm’s operating expenses.

	GAAP			Adjusted (non-GAAP)*
	Three Months Ended June 30,
($ in thousands)	2021	2020	2021 vs. 2020 Variance	2021	2020	2021 vs. 2020 Variance

Expenses:
Compensation and benefits	$214,017	$149,616	43%	$214,017	$149,616	43%
% of revenues	59.3%	93.5%		59.3%	93.5%
Non-compensation expenses	$28,672	$27,474	4%	$28,672	$27,474	4%
% of revenues	7.9%	17.2%		7.9%	17.2%
Total operating expenses	$242,689	$177,090	37%	$242,689	$177,090	37%
% of revenues	67.2%	110.7%		67.2%	110.7%
*	See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

	GAAP			Adjusted (non-GAAP)*
	Six Months Ended June 30,
($ in thousands)	2021	2020	2021 vs. 2020 Variance	2021	2020	2021 vs. 2020 Variance

Expenses:
Compensation and benefits	$370,516	$244,736	51%	$370,491	$244,641	51%
% of revenues	59.3%	78.0%		59.3%	78.0%
Non-compensation expenses	$63,596	$61,618	3%	$63,596	$61,618	3%
% of revenues	10.2%	19.6%		10.2%	19.6%
Total operating expenses	$434,112	$306,354	42%	$434,087	$306,259	42%
% of revenues	69.5%	97.7%		69.5%	97.6%
*	See Appendix for a reconciliation of GAAP to Adjusted (non-GAAP)

Total operating expenses on a GAAP basis were $242.7 million for the second quarter and $434.1 million for the first half of 2021. On an Adjusted basis, operating expenses were $242.7 million for the second quarter of 2021 as compared with $177.1 million in the prior year period, and $434.1 million for the first half of 2021 as compared with $306.3 million in the prior year period. The increase in operating expenses for both current year periods were associated with increased revenues, which drove increased compensation and benefits expenses.

Compensation and benefits expenses on a GAAP basis were $214.0 million in the second quarter and $370.5 million in the first half of 2021, respectively. Adjusted compensation and benefits expenses were $214.0 million in the second quarter and $370.5 million in the first half of 2021. Adjusted compensation and benefits expenses were $149.6 million in the second quarter and $244.7 million in the first half of 2020. The increase in Adjusted compensation and benefits expenses in both current year periods is primarily attributable to a larger bonus expense accrual in 2021, associated with meaningfully higher revenues earned as compared with the prior year period.

Non-compensation expenses on a GAAP and Adjusted basis were $28.7 million for the second quarter of 2021 as compared with $27.5 million for the prior year period. Our non-compensation expense ratio decreased from 17% in the prior year period to 8% in the current year period. For the first half of 2021, GAAP and Adjusted non-compensation expenses were $63.6 million as compared with $61.6 million in the prior year period. Our non-compensation expense ratio decreased from 20% in the prior year period to 10% in the current year period.

Provision for Income Taxes

The corporate partner (Moelis & Company) currently owns 89% of the operating partnership (Moelis & Company Group LP) and is subject to corporate U.S. federal and state income tax. Income on the remaining 11% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item. For Adjusted purposes, we have assumed that 100% of the Firm’s second quarter 2021 operating result was taxed at our corporate effective tax rate of 25.8%. Taking the corporate effective tax rate together with a tax benefit of approximately $0.2 million related to the delivery of equity-based compensation at a price above the grant price, resulted in a net tax expense of $31.0 million.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position, and as of June 30, 2021, we held cash and liquid investments of $280.7 million and had no debt or goodwill on our balance sheet.

We remain committed to returning 100% of our excess capital to shareholders.

The Board of Directors of Moelis & Company increased our quarterly dividend of $0.60 per share. The $0.60 per share will be paid on September 17, 2021 to common stockholders of record on August 2, 2021. In addition, during the quarter ended June 30, 2021, we repurchased 0.4 million shares of our common stock for a total cost of $21.7 million. In the first half of 2021, we repurchased 1.8 million shares of our common stock for a total cost of $95.9 million. With respect to our first half 2021 performance, we will have returned approximately $313.9 million in capital to shareholders through dividends and share repurchases.

In order to continue to execute on our capital management strategy, the Board of Directors has authorized the repurchase of an additional $100 million of shares of Class A common stock of Moelis & Company and/or Class A partnership units of Moelis & Company Group LP with no expiration date. Under this share repurchase program, shares may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise. The timing and the actual number of shares repurchased will be opportunistic in nature and will depend on a variety of factors, including price and market conditions.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Wednesday, July 21, 2021, accessible via telephone and the internet. Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our second quarter 2021 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Second Quarter 2021 Earnings Call. Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10157808.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors. The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors. Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings, capital markets transactions, and other corporate finance matters. The Firm serves its clients from 21 geographic locations in North and South America, Europe, the Middle East, Asia and Australia. For further information, please visit: www.moelis.com or follow us on Twitter @Moelis.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are based on certain assumptions and estimates and subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, subsequent reports filed on Form 10-Q and our other filings with the SEC. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release including those statements herein with respect to the negative effects of the COVID-19 pandemic. The scale, scope and duration of the impact of the COVID-19 pandemic on our business, revenues and operating results is unpredictable and depends on many factors outside of our control. Statements herein about the effects of the COVID-19 pandemic on the firm’s business, results, financial position and liquidity may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently estimated. In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted results are a non-GAAP measure which better reflect management’s view of operating results. We believe that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by adjusting the accounting impact of certain items and assuming all Class A partnership units have been exchanged into Class A common stock. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted results is presented in the Appendix.

Contacts
Investor Contact:	Media Contact:
Chett Mandel	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 212 883 3536	t: + 1 212 883 3666
chett.mandel@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated Statement of Operations (Unaudited)

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$360,907	$159,938	$624,773	$313,644

Expenses
Compensation and benefits	214,017	149,616	370,516	244,736
Occupancy	6,689	7,673	14,384	14,904
Professional fees	5,802	5,195	11,801	9,431
Communication, technology and information services	8,216	7,563	16,875	15,955
Travel and related expenses	2,870	1,548	4,480	9,492
Depreciation and amortization	1,637	1,076	3,086	2,275
Other expenses	3,458	4,419	12,970	9,561

Total Expenses	242,689	177,090	434,112	306,354

Operating income (loss)	118,218	(17,152)	190,661	7,290
Other income (expenses)	2,762	(3,277)	5,941	(4,937)

Income (loss) before income taxes	120,980	(20,429)	196,602	2,353
Provision (benefit) for income taxes	27,778	(11,385)	27,602	(18,729)

Net income (loss)	93,202	(9,044)	169,000	21,082

Net income (loss) attributable to noncontrolling interests	13,861	(3,312)	23,130	1,684

Net income (loss) attributable to Moelis & Company	$79,341	$(5,732)	$145,870	$19,398

Weighted-average shares of Class A common stock outstanding
Basic	63,150,538	56,130,614	62,102,403	54,449,690

Diluted	67,554,777	56,130,614	67,147,825	58,362,500

Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.26	$(0.10)	$2.35	$0.36

Diluted	$1.17	$(0.10)	$2.17	$0.33

Moelis & Company

Reconciliation of GAAP to Adjusted (non-GAAP) Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended June 30, 2021
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$214,017	$-		$214,017
Other income (expenses)	2,762	-		2,762

Income (loss) before income taxes	120,980	-		120,980
Provision for income taxes	27,778	3,244	(a)	31,022

Net income (loss)	93,202	(3,244)		89,958

Net income (loss) attributable to noncontrolling interests	13,861	(13,861	) (b)	-

Net income (loss) attributable to Moelis & Company	$79,341	$10,617		$89,958

Weighted-average shares of Class A common stock outstanding
Basic	63,150,538	7,823,733	(b)	70,974,271

Diluted	67,554,777	7,823,733	(b)	75,378,510

Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.26			$1.27

Diluted	$1.17			$1.19

(a)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated. Our tax provision includes a tax benefit related to the settlement of share-based awards of $0.2 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 25.8%.

(b)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Three Months Ended June 30, 2020
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$149,616	$-		$149,616
Other income (expenses)	(3,277)	2,850	(a)	(427)

Income (loss) before income taxes	(20,429)	2,850		(17,579)
Provision for income taxes	(11,385)	1,235	(a)(b)	(10,150)

Net income (loss)	(9,044)	1,615		(7,429)

Net income (loss) attributable to noncontrolling interests	(3,312)	3,312	(c)	-

Net income (loss) attributable to Moelis & Company	$(5,732)	$(1,697)		$(7,429)

Weighted-average shares of Class A common stock outstanding

Basic	56,130,614	11,675,166	(c)	67,805,780

Diluted	56,130,614	11,675,166	(c)	67,805,780

Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$(0.10)			$(0.11)

Diluted	$(0.10)			$(0.11)

(a)

Tax Receivable Agreement (“TRA”) liability adjustments are made to Other income (expenses) for GAAP purposes. These adjustments are reclassified to provision for income taxes to reflect the net tax-economic impact.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated, in addition to any tax benefit pursuant to the CARES Act. As a result, an incremental net tax benefit of $2.2 million has been added to the non-GAAP adjusted results. This benefit, together with the adjustment to TRA liability expense of $2.9 million discussed in footnote (a) above, and the exclusion of the economic benefit related to the TRA retained by the Company of $0.5 million, results in a $1.2 million non-GAAP net tax expense adjustment to the provision for income taxes.

(c)

Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Due to the GAAP and Adjusted net losses during the period, no dilutive effect of unvested stock-based awards have been included to the GAAP and Adjusted diluted weighted-average shares outstanding.

	Six Months Ended June 30, 2021
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$370,516	$(25	) (a)	$370,491
Other income (expenses)	5,941	(25	) (a)	5,916

Income (loss) before income taxes	196,602	-		196,602
Provision (benefit) for income taxes	27,602	2,883	(b)	30,485

Net income (loss)	169,000	(2,883)		166,117

Net income (loss) attributable to noncontrolling interests	23,130	(23,130	) (c)	-

Net income (loss) attributable to Moelis & Company	$145,870	$20,247		$166,117

Weighted-average shares of Class A common stock outstanding Basic	62,102,403	8,047,568	(c)	70,149,971

Diluted	67,147,825	8,047,568	(c)	75,195,393

Net income (loss) attributable to holders of shares of Class A common stock per share Basic	$2.35			$2.37

Diluted	$2.17			$2.21

(a)	Reflects a de minimis reclassification of other income to compensation and benefits expense associated with the forfeiture of fully-vested awards from the enforcement of non-compete provisions.

(b)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated. Our tax provision includes a tax benefit related to the settlement of share-based awards of $20.2 million; excluding such discrete benefit, our effective tax rate for the period presented would have been 25.8%.

(c)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.

	Six Months Ended June 30, 2020
Adjusted items	GAAP	Adjustments		Adjusted (non-GAAP)

Compensation and benefits	$244,736	$(95	) (a)	$244,641
Other income (expenses)	(4,937)	5,640	(a)(b)	703

Income (loss) before income taxes	2,353	5,735		8,088
Provision for income taxes	(18,729)	2,994	(b)(c)	(15,735)

Net income (loss)	21,082	2,741		23,823

Net income (loss) attributable to noncontrolling interests	1,684	(1,684)	(d)	-

Net income (loss) attributable to Moelis & Company	$19,398	$4,425		$23,823

Weighted-average shares of Class A common stock outstanding Basic	54,449,690	12,316,594	(d)	66,766,284

Diluted	58,362,500	12,316,594	(d)	70,679,094

Net income (loss) attributable to holders of shares of Class A common stock per share Basic	$0.36			$0.36

Diluted	$0.33			$0.34

(a)	Reflects a reclassification of $0.1 million of other income to compensation and benefits expense associated with the forfeiture of fully vested awards from the enforcement of non-compete provisions.

(b)	TRA liability adjustments are made to Other income (expenses) for GAAP purposes. These adjustments are reclassified to provision for income taxes to reflect the net tax-economic impact.

(c)

An adjustment has been made to illustrate the result as if 100% of the Firm’s income is being taxed at our corporate effective tax rate for the period stated, in addition to any tax benefit pursuant to the CARES Act and the benefit related to the settlement of share-based awards. As a result, an incremental net tax benefit of $3.7 million has been added to the non-GAAP adjusted results. This benefit, together with the adjustment to the TRA liability expense of $5.7 million discussed in footnote (a) above, and the exclusion of the economic benefit related to the TRA retained by the Company of $1.0 million, results in a $3.0 million net tax expense adjustment to the non-GAAP adjusted provision for income taxes.

(d)	Assumes all outstanding Class A partnership units have been exchanged into Class A common stock.